Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF REBORN COFFEE, INC.

ARTICLE I

CORPORATE NAME

The name of this Corporation is Reborn Coffee, Inc.

ARTICLE II

PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 580 N. Berry Street, Brea, California 92821.

ARTICLE III

NATURE OF BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

The maximum number of shares of capital stock that this Corporation shall be authorized to issue and to have outstanding at any one time shall be Forty Million (40,000,000) shares of Common Stock having a par value of $0.0001 per share and One Million (1,000,000) shares of Preferred Stock having a par value of $0.0001 per share. Classes and series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes or series of Preferred stock as adopted by the Board of Directors.

ARTICLE V

TERM OF EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

The number of directors to constitute the Board of Directors shall be such number as fixed by a resolution adopted by the Board of Directors and shall be a maximum of seven (7) in number.

ARTICLE VII

REGISTERED AGENT AND REGISTERED OFFICE IN DELAWARE

The Registered Agent and the street address of the initial Registered Office of the Corporation in the State of Delaware shall be as follows:

Capitol Services, Inc.

108 Lakeland Avenue

Dover, Kent County, Delaware 19901

ARTICLE VIII

INDEMNIFICATION

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by Delaware Law and other applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability, damages, and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in the manner described in the Bylaws. Any amendment, repeal, or modification of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE IX

EXCULPATION

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director (i) for any breach of his or her duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action limiting or eliminating the personal liability of officers, then the liability of the officers of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article IX shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE X

INCORPORATOR

The name and address of the Incorporator of this Corporation is Jay Kim, 580 N. Berry Street, Brea, California 92821.

Dated, this 26th day of July, 2022	/s/ Jay Kim
Jay Kim, Incorporator